Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to the use of our reports dated March 4, 2020 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the change in method of accounting for leases related to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases (Topic 842).

/s/  KPMG LLP

Richmond, Virginia

May 7, 2020